EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors and Shareholders of Halliburton Company:

We consent to the incorporation by reference in the registration statement on Form S-8 of Halliburton Company, of our reports dated February 16, 2009, with respect to the consolidated balance sheets of Halliburton Company and subsidiaries as of December 31, 2008 and 2007, and the related consolidated statements of operations, shareholders’ equity and cash flows, for each of the years in the three-year period ended December 31, 2008, the effectiveness of internal control over financial reporting, and the related financial statement schedule (Schedule II), which reports appear in the December 31, 2008, Annual Report on Form 10-K of Halliburton Company. Our report on the financial statements referred to above, refers to a change in the methods of accounting for uncertainty in income taxes as of January 1, 2007 and accounting for defined benefit and other postretirement plans as of December 31, 2006.

/s/ KPMG

Houston, Texas
May 20, 2009